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                                                                    EXHIBIT 3.2A

                           CERTIFICATE OF AMENDMENT OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                 OF P-COM, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

P-COM, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That a resolution was duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article IV of the Restated Certificate of Incorporation of this corporation is amended such that, as amended, said paragraph shall read in its entirety as follows:

          "This Corporation is authorized to issue two (2) classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is One Hundred Forty-Seven Million (147,000,000) shares. One Hundred Forty-Five Million (145,000,000) shares shall be Common Stock, par value $.0001 per share, and Two Million (2,000,000) shares shall be Preferred Stock, par value $.0001 per share."

SECOND: That, thereafter, the stockholders of said Corporation approved the amendment by written consent of the outstanding shares in accordance with Section 228 of the Delaware General Corporation Law.

THIRD: That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed this 20th day of October, 2000.

P-COM, INC.


By: /s/ James J. Sobczak
James J. Sobczak
President